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                                                                EXHIBIT 99(n)(2)

[SUTHERLAND ASBILL & BRENNAN LLP letterhead]


September 26, 2003


Board of Directors
COUNTRY Investors Life Assurance Company
1701 N. Towanda Avenue
Bloomington, Illinois 61702-2000

     Re:   COUNTRY Investors Variable Life Account

Directors:

We consent to the reference to our firm under the heading "Legal Matters" in the Statement of Additional Information included in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-6 for the flexible premium variable life insurance policy issued through COUNTRY Investors Variable Life Account of COUNTRY Investors Life Assurance Company (File No. 333-106757). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


SUTHERLAND ASBILL & BRENNAN LLP


By:    /s/ STEPHEN E. ROTH
    ----------------------
        Stephen E. Roth